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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated                        , 2006, in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-132602) and related Prospectus of Cowen Group, Inc. for the registration of 12,900,000 shares of its common stock.

Ernst & Young LLP

New York, New York

        The foregoing consent is in the form that will be signed upon the completion of the transaction described in the second paragraph of Note 1 to the combined financial statements and the consummation of the related separation agreements described in Note 18 to the combined financial statements.

/s/ ERNST & YOUNG LLP
New York, New York
June 9, 2006

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Consent of Independent Registered Public Accounting Firm